Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

FortuneX Acquisition Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Class of Security being registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Units, each consisting of one ordinary share, $0.0001 par value, and one half of one redeemable warrant(2)	8,625,000	$10.00	$86,250,000.00	0.0001381	$11,911.13
Ordinary shares, $0.0001 par value, included as part of the units(3)	8,625,000	-	-	-	-	(4)
Warrants included as part of the units(3)	4,312,500	-	-	-	-	(4)
Ordinary shares underlying the warrants included in the units(3)	4,312,500	$11.50	$49,593,750.00	0.0001381	$6,848.90
Total Offering Amounts			$135,843,750.00		$18,760.03
Total Fees Previously Paid					$18,760.03
Total Fee Offsets					$-
Net Fee Due					$0.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 8,625,000 units, consisting of 8,625,000 ordinary shares and 4,312,500 warrants. Each whole warrant is exercisable to purchase one ordinary share at a price of $11.50 per share, commencing 30 days after the completion of our initial business combination and expiring five years thereafter.
(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.